Exhibit 99.1

Bank of Commerce Holdings OTCBB: BOCH (Formerly Redding Bancorp) Company Press Release	For information contact: Michael C. Mayer, President & CEO Telephone (530) 224-7361 Linda J. Miles, Chief Financial Officer Telephone (530) 224-7318 www.reddingbankofcommerce

     For immediate release:

Bank of Commerce Holdings, Parent Company of Redding Bank of Commerce™, Roseville Bank of Commerce™ and Bank of Commerce Mortgage™ announces NASDAQ National Market

REDDING, California, May 26, 2004/ PR Newswire— Bank of Commerce Holdings (OTCBB: BOCH – NASDAQ: BOCH), a $400 million asset financial services holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™ and Bank of Commerce Mortgage™, today announced approval by the NASDAQ National Market under the trading symbol BOCH. The stock will begin to trade on the NASDAQ National Market on Tuesday, June 15, 2004.

Coinciding with the corporate name change from Redding Bancorp to Bank of Commerce Holdings, the Company filed an application with the NASDAQ National Market. “We expect to have increased liquidity and simplified trading for our shareholders” said Michael C. Mayer, President & CEO of the Company.

Investment firms making a market in BOCH stock are: Hoefer & Arnett, 555 Market Street, San Francisco, CA (800)346-5544; Sandler & O’Neil, 919 Third Avenue, 6th Floor, New York, NY 10022 (800) 635-6851 and Hill, Thompson, Magid & Co. Inc, 15 Exchange Place, Suite 800, Jersey City, NJ 07030 (201)369-2908.

Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, a division of Redding Bank of Commerce and Bank of Commerce Mortgage™, an affiliate of Redding Bank of Commerce and Roseville Bank of Commerce. The Company is a federally insured California banking corporation and opened on October 22, 1982.

The Company operates two full-service banking offices of Redding Bank of Commerce in Redding, California and two full-service banking offices of Roseville Bank of Commerce, a division of the bank in Roseville and Citrus Heights, California, and an office of Bank of Commerce Mortgage in Redding, California.

For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 under the heading “Risk factors that may affect results”. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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